Exhibit 4.1
                                                                     -----------

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                    GSV, INC.

          GSV, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation (as amended) (the "Certificate of Incorporation") of said corporation, the Board adopted a resolution, which resolution is as follows:

     RESOLVED,  that a series of the  Company's  Preferred  Stock  consisting of
          1,500,000 shares of Preferred Stock, be and hereby is, designated as "Series B Convertible Preferred Stock", par value $.001 per share (the "Series B Preferred Stock"), and that the Series B Preferred Stock shall have the designations, powers, preferences, rights and qualifications, limitations and restrictions as set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Series B Certificate").

          That said Series B Certificate states that the Board does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions thereof as follows.

     1. Certain Definitions. Unless the context otherwise requires, the terms defined herein shall have the meanings herein specified.

          (a) Common Stock. The term "Common Stock" shall mean the Common Stock of the Corporation, $.001 par value per share.

          (b) Junior Stock. The term "Junior Stock" shall mean the Common Stock and any class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or of an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation establishing such class or series shall be subordinated to the Series B Preferred Stock in respect of the right to receive dividends and in respect to the right to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation. The Series A Preferred Stock will be Junior Stock.

          (c) Parity Stock. The term "Parity Stock" shall mean any class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or of an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation establishing such class or series shall be pari passu to the Series B Preferred Stock in respect of the right to receive dividends and in respect to the right to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation.

          (d) Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or of an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation establishing such class or series shall be senior to the Series B Preferred Stock in respect of the right to receive dividends and in respect to the right to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation.

          (e) Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the shares of the Series A Convertible Preferred Stock, $.001 par value per share, currently outstanding.

          (f) Series B Preferred Stock. The term "Series B Preferred Stock" shall mean the shares of Series B Convertible Preferred Stock, $.001 par value per share, authorized herein.

          2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the number of shares so designated shall be 1,500,000 (which shall not be subject to increase without the consent of the holders of the Series B Preferred Stock (each, a "Holder" and collectively the "Holders")). Each share of Series B Preferred Stock shall have a par value of $.001 per share.

          3. Voting. Except as set forth in Section 5 below and except as to matters on which the holders of Series B Preferred Stock may otherwise be entitled to vote as a matter of law, no holder of Series B Preferred Stock shall be entitled to vote for any matter.

          4. Dividends. Except as set forth in the following sentence, no dividends shall be payable on the Series B Preferred Stock. In the event any dividends are declared with respect to the Common Stock, each holder of shares of the Series B Preferred Stock shall be entitled to receive an amount equal to the amount of dividends that would have been paid on the shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock had such shares of Series B Preferred Stock been converted into Common Stock immediately before such dividend was declared.

          5. Election of Directors.

          (a) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the written approval of Holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, increase the maximum number of directors constituting the board of directors to a number in excess of seven (7).

          (b) So long as any shares of Series B Preferred Stock are outstanding, the holders of Series B Preferred Stock, voting separately as a class, shall be entitled to designate and elect three (3) of the members of the board of directors. For any meeting (or written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock shall constitute a quorum of the Series B Preferred Stock for the election of directors to be elected solely by the holders of the Series B Preferred Stock. A vacancy in any directorship elected by the holders of the Series B Preferred Stock shall be filled only by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.

          6. Liquidation.

          (a) Upon liquidation, dissolution or winding up of the Corporation (each a "Liquidation Event"), whether voluntary or involuntary, the Holders shall be entitled, before any distribution or payment is made to any holder of Common Stock or any other Junior Stock, to be paid an amount equal to $1.00 per share plus the amount of any declared and unpaid dividends thereon, if any, such amount payable with respect to one share of Series B Preferred Stock being sometimes referred to as the "Series B Liquidation Preference Payment" and with respect to all shares of Series B Preferred Stock being sometimes referred to as the "Series B Liquidation Preference Payments." If, upon any Liquidation Event, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock shall be insufficient to permit the payment in full to such Holders of all amounts to which such Holders shall be entitled upon a Liquidation Event, then the entire net assets of the Corporation to be distributed to the Holders shall be distributed among the Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled in the event of a Liquidation Event.

          (b) After the distributions described in Section 6(a) above have been paid, subject to the rights of a series of Senior Stock or Parity Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to the stockholders shall be distributed among the holders of the Junior Stock in accordance with the Certificate of Incorporation or an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation.

          (c) Notwithstanding the provisions of Section 7(f), any consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction that has not been approved by the holders of at least two-thirds of the Series B Preferred Stock then outstanding shall be treated as a Liquidation Event, and the holders of the Series B Preferred Stock shall be entitled in such event to receive stock, securities or assets on the basis of
(i) the provisions of Section 7(f) or (ii) the priorities set forth in Section 6(a), whichever is greater. Any consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction that has been approved by the holders of at least two-thirds of the Series B Preferred Stock shall be subject to Section 7(f), and not this Section 6(c).

          7. Conversions. The holders of Series B Preferred Stock shall have the following conversion rights:

          (a) Right to  Convert.  Subject  to the terms and  conditions  of this
Section 7, the Holder of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock (except that upon any Liquidation Event of the Corporation pursuant to Section 6, the right of conversion shall terminate at the close of business on the business day prior to the business day fixed for payment of the amount distributable on the Series B Preferred Stock). The date of determination of the number of shares of Common Stock issued upon conversion of the Series B Preferred Stock pursuant to this Section 7(a) shall be the date (the "Conversion Date"), that the Conversion Notice and the certificate or certificates for the shares so converted is received by the Corporation.

          (b) Conversion Process. To effect conversions of Series B Preferred Stock, Holders shall deliver to the Corporation at its principal office during its usual business hours, the certificate or certificates for the shares so converted, together with a duly completed and executed Conversion Notice, in the form attached hereto as Exhibit A. As promptly as practicable thereafter, the Corporation shall issue and deliver to such Holder a certificate or certificates, registered in the name of such Holder, for the number of whole shares of Common Stock to which such Holder is entitled upon such conversion, together with any cash dividends and payment in lieu of fractional shares to which such Holder may be entitled. Once delivered, a delivery of a Conversion Notice shall be irrevocable.

          (c)  Conversion  Price.  Subject to the terms and  conditions  of this
Section 7, the Series B Preferred Stock shall convert into such number of fully paid and non-assessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series B Convertible Preferred Stock to be so converted by $1.00 per share and (ii) dividing the result by the conversion price (which shall initially be $1.00) per share or, in case an adjustment of such price has taken place pursuant to the further provisions of Section 7(e), then by the conversion price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion pursuant to Section 7(a) (such price, or such price as last adjusted, being referred to as the "Series B Conversion Price").

          (d) Fractional Shares. No fractional shares shall be issued upon conversion of Series B Preferred Stock into Common Stock. If any fractional shares of Common Stock would be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the Holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in good faith by the Board of Directors of the Corporation.

          (e) Adjustment of Price Upon Issuance of Common Stock. Except as provided in Section 7(f), if and whenever the Corporation shall issue or sell, or is, pursuant to Section 7(e)(i) through (vii), deemed to have offered, sold, granted any option to purchase, or otherwise disposed of (or announced any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock ("Additional Stock") at a price that is, at the issuance thereof, or at any later time due to adjustment, reset, additional issuances or otherwise, less than the Series B Conversion Price, then the Series B Conversion Price shall be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

               (x) an amount equal to the sum of:

                    (1) the product obtained by multiplying (a) the total number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, any shares of Common Stock deemed to have been issued prior to such issuance) by (b) the Series B Conversion Price in effect immediately prior to such issuance, plus

                    (2) the aggregate consideration, if any, received by the Corporation in connection with such issuance of the Additional Stock;

               (y) the total number of shares of Common Stock outstanding immediately after such issuance (including, without limitation, any Common Stock deemed to have been issued prior to, or in connection with, such issuance).

For purposes of this Section 7(e), the following subsections (i) to (vii) shall also be applicable:

               (i) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or to purchase any stock or security convertible into or exchangeable, directly or indirectly, for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing
(x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series B Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subsection (iii), no adjustment of the Series B Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

               (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (iii), no adjustment of the Series B Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series B Conversion Price have been or are to be made pursuant to other provisions of this Section 7(e), no further adjustment of the Series B Conversion Price shall be made by reason of such issue or sale.

               (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if (1) the maximum number of shares of Common Stock issuable in connection with any Option referred to in subparagraph (i), (2) the purchase price provided for in any Option referred to in subparagraph (i), (3) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph
(i) or (ii), or (4) the rate at which Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock, shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series B
Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series B Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed maximum number of shares, changed purchase price, changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold, and on the termination of any Option or any such right to convert or exchange Convertible Securities, the Series B Conversion Price then in effect hereunder shall forthwith be increased to the Series B Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

               (iv) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Series B Preferred Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

               (v)  Consideration for Stock. In case any shares of Common Stock,
Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

               (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 7(e).

          (f) Reorganization or Reclassification. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction (any such transaction being referred to herein as an "Organic Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock that remains outstanding thereafter shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and appropriate provisions shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          (g) Employee Reserved Shares. Anything to the contrary contained in this Section 7 notwithstanding, no adjustment shall be made in the Conversion Price as a result of or pursuant to the granting of any Option, or the issuance of Common Stock or Common Stock Equivalents, to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by a majority of the Corporation's board of directors.

     8. Notices. Any and all notices or other communications or deliveries to be provided by the Holders of the Series B Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation addressed to 191 Post Road West, Westport, CT, 06880, Facsimile No.:
(203) 221-2691 Attention Chief Executive Officer, or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     9. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock.

     10. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock that is being converted.

     11. Status of Converted Shares. In case any shares of Series B Preferred Stock shall be converted pursuant hereto, the shares of Series B Preferred Stock so converted shall be canceled, shall not be re-issuable and shall cease to be part of the authorized capital stock of the Corporation.

     12. Amendments. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required herein or by law, no provision of this Series B Certificate that adversely affects the Series B Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a two-thirds of the then outstanding shares of Series B Preferred Stock consenting or voting, as the case may be, separately as a class.

     13. Lost Certificates. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement reasonably satisfactory to the Corporation, or in the case of any such mutilation upon surrender and cancellation of such stock certificate, the Corporation will make and deliver a new stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated stock certificate at the Corporation's own expense.


     IN WITNESS WHEREOF, GSV, Inc. has caused this certificate to be signed by its officers as of this 18th day of July, 2003.

                                        GSV, INC.


                                        By:/s/ Gilad Gat
                                           -------------
                                           Name: Gilad Gat
                                           Title: Chief Executive Officer